Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, SEPTEMBER 5, 2025

HURCO REPORTS THIRD QUARTER RESULTS FOR FISCAL YEAR 2025

INDIANAPOLIS, INDIANA – September 5, 2025 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the third fiscal quarter ended July 31, 2025. Hurco recorded a net loss of $3,693,000, or $0.58 per diluted share, for the third quarter of fiscal year 2025, compared to a net loss of $9,596,000, or $1.47 per diluted share, for the corresponding period in fiscal year 2024. These net losses for the third quarter of fiscal years 2025 and 2024 included non-cash tax valuation allowances of $1,639,000 and $8,158,000, respectively, recorded in provision for income taxes. For the nine months of fiscal year 2025, Hurco reported a net loss of $12,076,000, or $1.87 per diluted share, compared to a net loss of $15,166,000, or $2.33 per diluted share, for the corresponding period in fiscal year 2024. These net losses for the nine months of fiscal years 2025 and 2024 included non-cash tax valuation allowances of $5,294,000 and $8,158,000, respectively, recorded in provision for income taxes.

Sales and service fees for the third quarter of fiscal year 2025 were $45,806,000, an increase of $3,155,000, or 7%, compared to the corresponding prior year period, and included a favorable currency impact of $1,379,000, or 3%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the nine months of fiscal year 2025 were $133,087,000, an increase of $205,000, or less than 1%, compared to the corresponding prior year period, and included a favorable currency impact of $1,156,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

The following table sets forth net sales and service fees by geographic region for the third fiscal quarter and nine months ended July 31, 2025, and 2024 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Americas	$16,901	$15,389	$1,512	10%	$50,370	$48,986	$1,384	3%
Europe	24,166	24,068	98	0%	67,388	69,538	(2,150)	(3)%
Asia Pacific	4,739	3,194	1,545	48%	15,329	14,358	971	7%
Total	$45,806	$42,651	$3,155	7%	$133,087	$132,882	$205	0%

Greg Volovic, Chief Executive Officer, stated, “While capital purchase decisions remain somewhat cautious due to macroeconomic uncertainty, I am encouraged by the progress we made this quarter. We increased our gross profit and reduced our operating costs to improve our overall financial results compared to the prior year. We delivered 10% sales growth in the Americas and nearly 50% growth in Asia Pacific and strengthened our balance sheet, resulting in over $44 million in cash and cash equivalents as of July 31, 2025. These improvements reflect the value of our product portfolio, the discipline of our teams, and the growing confidence we are seeing from customers as they begin to navigate advancements in trade agreements and changes in tax legislation. With a healthy cash position and ongoing investments in technology, we believe Hurco is well positioned to return to profitability and deliver long-term value for our shareholders.”

Sales in the Americas for the third quarter and nine months of fiscal year 2025 increased by 10% and 3%, respectively, compared to the corresponding periods in fiscal year 2024, primarily due to increased shipments of Hurco and Milltronics machines. The increase in Hurco and Milltronics machine sales was primarily attributable to increased shipments of lathes, tool room machines and vertical machining centers.

European sales for the third quarter of fiscal year 2025 increased by less than 1%, compared to the corresponding period in fiscal year 2024, and included a favorable currency impact of 5%, when translating foreign sales to U.S. dollars for financial reporting purposes. European sales for the nine months of fiscal year 2025 decreased by 3%, compared to the corresponding period in fiscal year 2024, and included a favorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decreases in European sales in both periods was primarily attributable to a decreased volume of shipments of Hurco and Takumi machines in France and Germany, as well as a decreased volume of shipments of electro-mechanical components and accessories manufactured by our wholly-owned subsidiary, LCM Precision Technology S.r.l. (“LCM”), offset by increased sales of Hurco machines in the United Kingdom and Italy as well as the favorable impact of currency translation of foreign sales to U.S. dollars for financial reporting purposes.

Asian Pacific sales for the third quarter of fiscal year 2025 increased by 48%, compared to the corresponding prior year period, and included a favorable currency impact of 4%, when translating foreign sales to U.S. dollars for financial reporting purposes. Asian Pacific sales for the nine months of fiscal year 2025 increased by 7%, compared to the corresponding prior year period, and included an unfavorable currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year increases in Asian Pacific sales in both periods were primarily due to increased sales of Takumi vertical, bridge mill, horizontal, and 5-axis machines in the Asian Pacific region.

Orders for the third quarter of fiscal year 2025 were $40,996,000, a decrease of $11,819,000, or 22%, compared to the corresponding period in fiscal year 2024, and included a favorable currency impact of $1,224,000, or 2%, when translating foreign orders to U.S. dollars. Orders for the nine months of fiscal year 2025 were $124,781,000, a decrease of $22,444,000, or 15%, compared to the corresponding period in fiscal year 2024, and included a favorable currency impact of $922,000, or less than 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the third fiscal quarter and nine months ended July 31, 2025, and 2024 (dollars in thousands):

	Three Months Ended				Nine Months Ended
	July 31,				July 31,
	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Americas	$15,557	$17,625	($2,068)	(12)%	$47,145	$55,490	($8,345)	(15)%
Europe	20,274	28,349	(8,075)	(28)%	60,730	75,757	(15,027)	(20)%
Asia Pacific	5,165	6,841	(1,676)	(24)%	16,906	15,978	928	6%
Total	$40,996	$52,815	($11,819)	(22)%	$124,781	$147,225	($22,444)	(15)%

Orders in the Americas for the third quarter of fiscal year 2025 decreased by 12%, compared to the corresponding period in fiscal year 2024, primarily due to reduced demand for Hurco and Milltronics machines. Orders in the Americas for the nine months of fiscal year 2025 decreased by 15%, compared to the corresponding period in fiscal year 2024, primarily due to decreased customer demand for Hurco and Takumi machines, as well as reduced demand for OEM machines sold by our wholly-owned domestic distributors.

European orders for the third quarter of fiscal year 2025 decreased by 28%, compared to the corresponding prior year period, and included a favorable currency impact of 4%, when translating foreign orders to U.S. dollars. European orders for the nine months of fiscal year 2025 decreased by 20%, compared to the corresponding prior year period, and included a favorable currency impact of 1%, when translating foreign orders to U.S. dollars. The year-over-year decreases in orders for both periods were driven primarily by decreased customer demand for Hurco and Takumi machines in Germany, the United Kingdom and France, as well as for accessories manufactured by LCM.

Asian Pacific orders for the third quarter of fiscal year 2025 decreased by 24%, compared to the corresponding prior year period, and included a favorable currency impact of 1%, when translating foreign orders to U.S. dollars. The decrease in orders was primarily due to a reduced volume of Hurco machine orders in China. Asian Pacific orders for the nine months of fiscal year 2025 increased by 6%, compared to the corresponding prior year period, and included an unfavorable currency impact of less than 1%, when translating foreign orders to U.S. dollars. The increase in orders for the nine months of fiscal year 2025 compared to the prior year period was due mainly to an increased volume of Takumi machine orders throughout the Asian Pacific region where our customers are located, partially offset by decreased Hurco machine orders in China.

Gross profit for the third quarter of fiscal year 2025 was $9,112,000, or 20% of sales, compared to $7,843,000, or 18% of sales, for the corresponding prior year period. The quarter-over-quarter increase in gross profit as a percentage of sales was primarily due to a higher concentration of machine sales in Europe and lower fixed costs allocated to overhead related to cost savings implemented in the last twelve months. Gross profit for the nine months of fiscal year 2025 was $25,231,000, or 19% of sales, compared to $25,557,000, or 19% of sales, for the corresponding prior year period.

Selling, general, and administrative expenses for the third quarter of fiscal year 2025 were $10,762,000, or 23% of sales, compared to $10,376,000, or 24% of sales, in the corresponding fiscal year 2024 period, and included an unfavorable currency impact of $276,000, or 3%, when translating foreign expenses to U.S. dollars for financial reporting purposes. The quarter-over-quarter increase in selling, general and administrative expenses was due mainly to the unfavorable impact of currency when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for the nine months of fiscal year 2025 were $32,041,000, or 24% of sales, compared to $33,352,000, or 25% of sales, in the corresponding fiscal year 2024 period, and included an unfavorable currency impact of $221,000, or less than 1%, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year reduction in selling, general and administrative expenses for the nine months of fiscal year 2025 compared to the corresponding prior year period, reflected lower levels of discretionary spending and reduced employee health insurance costs.

Income tax expense for the third quarter and nine months of fiscal year 2025 was $567,000 and $3,126,000, respectively, compared to $6,999,000 and $6,438,000 for the corresponding prior year periods. The year-over-year reductions in income tax expense for both periods were due mainly to lower valuation allowances recorded against our U.S. deferred tax assets, as well as changes in geographic mix of income and loss that include jurisdictions with differing tax rates. We recorded valuation allowances of $1,639,000 and $5,294,000 for the third quarter and nine months of fiscal year 2025, respectively, compared to a valuation allowance of $8,158,000 recorded for each of corresponding prior year periods. Because we have valuation allowances recorded against our U.S. and Chinese deferred tax assets, we did not record tax benefits for our U.S. and Chinese net losses for the third quarter and nine months of fiscal 2025. The valuation allowances recorded in the third quarter and nine months of fiscal year 2025 reflected a full valuation allowance of our U.S., Chinese, and Italian deferred tax assets and were recorded after evaluating changes to tax laws, statutory tax rates, and our cumulative three-year income (loss) levels for the U.S. and Italy for the nine months of fiscal year 2025.

Cash and cash equivalents totaled $44,494,000 at July 31, 2025, compared to $33,330,000 at October 31, 2024. Working capital was $176,755,000 at July 31, 2025, compared to $180,788,000 at October 31, 2024. The decrease in working capital was primarily driven by decreases in accounts receivable, net and inventories and increases in accounts payable and derivative liabilities, partially offset by increases in cash and cash equivalents and derivative assets.

On January 6, 2023, we announced approval of a share repurchase program in an aggregate amount of up to $25,000,000 and later extended this program through November 10, 2026. Repurchases under the program may be made in the open market or through privately negotiated transactions from time to time, subject to applicable laws, regulations, and contractual provisions. During the third quarter of fiscal 2025, we repurchased $1,999,820, or 104,472 common shares, under this program. As of July 31, 2025, we had repurchased $5,304,548, or 259,620 common shares, under this program since inception, leaving $19,682,471 available for future repurchases thereunder.

Greg Volovic, Chief Executive Officer, stated, “We believe it is important to continue a balanced capital allocation strategy that prioritizes a strong balance sheet and available liquidity while recognizing the importance of accretive growth and shareholder value. We continue to invest in capital expenditures, make new investments in emerging technologies and research and development, and will evaluate reinstating dividend payments to our shareholders once we return to profitability. We also continue to evaluate potential acquisitions while remaining fiscally responsible and poised for long-term sustainable growth.”

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations, and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2025	2024	2025	2024

	(unaudited)		(unaudited)
Sales and service fees	$ 45,806	$ 42,651	$ 133,087	$ 132,882
Cost of sales and service	36,694	34,808	107,856	107,325

Gross profit	9,112	7,843	25,231	25,557
Selling, general and administrative expenses	10,762	10,376	32,041	33,352

Operating (loss) income	(1,650)	(2,533)	(6,810)	(7,795)
Interest expense	4	159	66	426
Interest income	58	172	239	492
Investment income	13	59	186	126
Other (expense) income, net	(1,543)	(136)	(2,499)	(1,125)
(Loss) income before taxes	(3,126)	(2,597)	(8,950)	(8,728)
Provision (benefit) for income taxes	567	6,999	3,126	6,438
Net (loss) income	($ 3,693)	($ 9,596)	($ 12,076)	($ 15,166)

(Loss) income per common share
Basic	($ 0.58)	($ 1.47)	($ 1.87)	($ 2.33)
Diluted	($ 0.58)	($ 1.47)	($ 1.87)	($ 2.33)
Weighted average common shares outstanding
Basic	6,463	6,513	6,474	6,505
Diluted	6,463	6,513	6,474	6,505

Dividends per share	$ -	$ -	$ -	$ 0.32

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2025	2024	2025	2024

	(unaudited)		(unaudited)
Gross margin	20%	18%	19%	19%
SG&A expense as a percentage of sales	23%	24%	24%	25%
Operating (loss) income as a percentage of sales	(4)%	(6)%	(5)%	(6)%
Pre-tax (loss) income as a percentage of sales	(7)%	(6)%	(7)%	(7)%
Effective tax rate	(18)%	(270)%	(35)%	(74)%
Depreciation and amortization	$ 642	$ 888	$ 2,000	$ 2,678
Capital expenditures	$ 932	$ 735	$ 2,288	$ 2,046

Balance Sheet Data:	7/31/2025	10/31/2024
Working capital	$ 176,755	$ 180,788
Days sales outstanding	47	49
Inventory turns	1.0	1.0
Capitalization
Total debt	--	--
Shareholders' equity	203,672	207,172
Total	$ 203,672	$ 207,172

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	July 31,	October 31,
	2025	2024
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 44,494	$ 33,330
Accounts receivable, net	27,645	36,678
Inventories	147,538	153,037
Derivative assets	2,782	323
Prepaid and other assets	5,835	5,209
Total current assets	228,294	228,577

Property and equipment:
Land	1,046	1,046
Building	7,381	7,381
Machinery and equipment	26,919	28,106
Leasehold improvements	4,644	4,667
	39,990	41,200
Less accumulated depreciation and amortization	(31,671)	(32,404)
Total property and equipment, net	8,319	8,796

Non-current assets:
Software development costs, less accumulated amortization	7,684	7,044
Intangible assets, net	663	763
Operating lease - right of use assets, net	11,929	11,313
Deferred income taxes	641	1,349
Investments	8,821	8,216
Other assets	2,737	2,585
Total non-current assets	32,475	31,270

Total assets	$ 269,088	$ 268,643

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 27,343	$ 24,951
Customer deposits	4,453	4,308
Derivative liabilities	2,038	705
Operating lease liabilities	4,190	3,829
Accrued payroll and employee benefits	6,819	7,786
Accrued income taxes	1,622	866
Accrued expenses	4,113	4,258
Accrued warranty expenses	961	1,086
Total current liabilities	51,539	47,789

Non-current liabilities:
Deferred income taxes	47	53
Accrued tax liability	29	537
Operating lease liabilities	8,116	7,852
Deferred credits and other	5,685	5,240
Total non-current liabilities	13,877	13,682

Commitment and contingencies	-	-

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,569,682 and 6,548,838 shares issued and 6,402,396 and 6,435,624 shares outstanding, as of July 31, 2025 and October 31, 2024, respectively	640	644
Additional paid-in capital	60,781	61,500
Retained earnings	149,346	161,422
Accumulated other comprehensive loss	(7,095)	(16,394)
Total shareholders' equity	203,672	207,172

Total liabilities and shareholders' equity	$ 269,088	$ 268,643